Exhibit 4.1

INPHI CORPORATION

FORM OF NOTICE OF STOCK UNIT AWARD

INPHI CORPORATION (the “Company”) hereby grants the following stock units (the “Stock Units”) representing shares of its common stock (the “Stock” and each such share a “Share”) to the employee named below (the “Grantee” or “you”) on the terms and conditions set forth in this Notice of Stock Unit Award (the “Notice”) and the Stock Unit Agreement attached hereto as Appendix B, including any applicable country-specific terms and conditions attached as Appendix C (together, the “Agreement”). The grant of these Stock Units (the “Award”) is made outside of any plan of the Company:

Name of Grantee:	[______]

Total Number of Stock Units Granted:	[______]

Date of Grant:	[______]

Vesting Commencement Date:	[______]

Vesting Schedule:	[______]

By executing this document (which may be accomplished by electronic signature or other electronic indication of acceptance), you:

●	Are providing an irrevocable RELEASE OF CLAIMS in the form set forth in Appendix A (which is attached to and made a part of this document), fully intending to bind yourself and your heirs, administrators, executors, personal representatives and assigns. You acknowledge that your entry into the RELEASE OF CLAIMS is a condition to your receipt of the Award (and all related benefits) and you will have no right to the Award unless you execute this document. You represent that you are executing this document and entering into the RELEASE OF CLAIMS of your own volition, without outside inducement or coercion.

●	Agree that this Award is granted under and governed by the terms and conditions of the Agreement, which is attached to and made a part of this document.

●

Agree that the Company may, in its sole discretion, deliver by e-mail all documents relating to this Award (including without limitation, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail.

GRANTEE:	INPHI CORPORATION:

By:

Its:
Print Name

APPENDIX A

RELEASE OF CLAIMS

By executing the Notice of Stock Unit Award to which this Release is attached, you release and forever discharge Inphi Corporation (the “Company”), ClariPhy Communications, Inc. (“Target”), and each of their employees, officers, directors, shareholders, agents, predecessors and successors in interest, parents, subsidiaries, attorneys, and assigns (“Released Parties”), from any and all claims, demands, obligations and/or liabilities which arise out of or relate to any action by the Released Parties or omission to act by the Released Parties occurring on or before the date this “Release” is entered into by you.

There are certain claims which, under state or federal statutes or regulations, may not be released or may not be released except with the participation and approval of a state or federal agency.  For example, claims for indemnification under the California Labor Code cannot be waived or released and claims related to Workers’ Compensation benefits may not be waived without the express approval of the agency that oversees administration of those laws.  The Release is not intended to cover and does not extend to these claims or other claims that, by law, cannot be released in an agreement between an employer and an employee.

To the extent permitted by law, the Release includes, but is not limited to, release of any and all claims arising out of your employment with the Company and/or Target.  This includes a release of any rights or claims you may have under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§2000, et seq., which prohibits discrimination in employment based on race, color, national origin, religion, or sex, the Equal Pay Act, which prohibits paying men and women unequal pay for equal work, the Americans with Disabilities Act (42 U.S.C. §§12101, et seq.), which prohibits discrimination against the disabled, the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. §§1001, et seq., the Family Medical Leave Act (29 USC §2601, et seq) which provides job security to employees due to certain absences from work, the Fair Labor Standards Act, 29 U.S.C. §§201 et seq., (as amended), the California Fair Employment and Housing Act (“FEHA”), Government Code §§12940, et seq., the California Labor Code, the California Private Attorney General Act, or any other federal, state or local laws or regulations relating to terms and conditions of employment.  The Release also includes any claims for unpaid compensation (including wages, bonuses and equity awards), wrongful discharge, breach of contract, fraud, misrepresentation, intentional and negligent infliction of emotional distress, harassment, and any claims that the Company or any Company-Affiliate has dealt with you unfairly or in bad faith.

To the maximum extent permitted by law, the Release extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected.  You expressly waive the provisions of Section 1542 of the California Civil Code which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

However, the Release does not include claims under the Age Discrimination in Employment Act, 29 U.S.C. §§621, et seq., (as amended by the Older Workers' Benefit Protection Act, 29 U.S.C. §626(f)), any rights you may have under the Agreement and Plan of Merger, dated as of November 1, 2016 by and among Company, Target and certain other parties, and any rights you have under any Company employment agreements, compensation agreements or benefit plans you have entered into or become eligible for on or after October 30, 2016.

You acknowledge that you are entering into this Release of your own volition, without outside inducement or coercion, fully intending to be bound by its terms.

RELEASE OF CLAIMS

APPENDIX B

INPHI CORPORATION
STOCK UNIT AGREEMENT

Grant of Stock Units

The Company hereby grants Stock Units representing that number of shares of Stock specified in the Notice of Stock Unit Award (the “Notice”) and subject to all of the terms of this Stock Unit Agreement including any applicable country-specific terms and conditions attached hereto as Appendix C (together, the “Agreement”). Capitalized terms not defined herein are defined in the Notice.

Payment for Stock Units

No cash payment is required for the Stock Units you receive. You are receiving the Stock Units in consideration for services rendered by you and in consideration for the RELEASE OF CLAIMS set forth in Appendix A.

Vesting

The Stock Units that you are receiving will vest in installments, as shown in the Notice. No additional Stock Units vest after your service as an employee or consultant of the Company or one of its subsidiaries or affiliates (“Service”) has terminated for any reason. Service does not terminate upon your transfer among the Corporation or any of its subsidiaries or affiliates or your transfer from employee to contractor (or vice-versa) of the Corporation or any of its subsidiaries or affiliates. Service shall terminate if and when you cease to actively provide services as an employee or consultant, notwithstanding that you may be subject to a period of notice or garden leave protection that arises under statute, contract or at common law in the jurisdiction in which you reside or under the terms of an employment agreement or service contract, if any. The Company determines when your Service terminates for this purpose and all purposes under this Agreement and its determinations are conclusive and binding on all persons.

Forfeiture

If your Service terminates for any reason, your Award expires immediately as to the number of Stock Units that have not vested before the termination date and do not vest as a result of termination. This means that the unvested Stock Units will immediately be cancelled. You receive no payment for Stock Units that are forfeited.

Leaves of Absence

For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave. But your Service will terminate when the approved leave ends, unless you immediately return to work.

If you go on a leave of absence, the vesting schedule specified in the Notice may be adjusted in accordance with the Company's leave of absence policy or the terms of your leave. If you commence working on a part-time basis, the vesting schedule specified in the Notice may be adjusted in accordance with the Company's part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Nature of Stock Units

Your Stock Units are mere bookkeeping entries. They represent only the Company's unfunded and unsecured promise to issue Shares on a future date. As a holder of Stock Units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends

Your Stock Units carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of the Company unless and until your Stock Units are settled by issuing Shares. No adjustments will be made for dividends or other rights if the applicable record date occurs before your Shares are issued, except as described in the Agreement.

Stock Units Nontransferable

You may not sell, transfer, assign, pledge or otherwise dispose of any Stock Units. For instance, you may not use your Stock Units as security for a loan. If you attempt to do any of these things, your Stock Units will immediately become invalid.

 STOCK UNIT AGREEMENT

Settlement of Stock Units

Each of your vested Stock Units will be settled when it vests.

At the time of settlement, you will receive one Share for each vested Stock Unit; provided, however, that no fractional Shares will be issued or delivered pursuant to this Agreement, and the Committee (as defined in the Administration Section below) will determine whether cash will be paid in lieu of any fractional Share or whether such fractional Share and any rights thereto will be canceled, terminated or otherwise eliminated. In addition, the Shares are issued to you subject to the condition that the issuance of the Shares not violate any law or regulation concerning Share issuance. Further, the Shares are issued to you subject to the condition that all Tax-Related Items (as defined in the Responsibility for Taxes Section below) are paid.

Responsibility for Taxes

You acknowledge that, regardless of any action taken by the Company or, if different, the Company’s parent, subsidiary or corporate affiliate (the “Employer”) employing you, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to your Award and legally applicable to you (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units, including, but not limited to, the grant, vesting or settlement of the Stock Unit, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(1)     withholding from your wages or other cash compensation paid to you by the Company and/or the Employer;

(2)     withholding from proceeds of the sale of Shares acquired upon settlement of the Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization) without further consent; or

(3)     withholding in Shares to be issued upon settlement of the Stock Units.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the common stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Stock Unit, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that it may be required to withhold or account for as a result of your Award that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

 STOCK UNIT AGREEMENT

Notwithstanding the above, if you are classified as a Section 16 officer of the Company under the U.S. Securities Act of 1934, as amended, you shall be restricted to alternative (3) above for purposes of satisfying all Tax-Related Items, unless this withholding method is not permissible under the applicable laws of the country in which you reside, or the Company has authorized an alternative method for the relative taxable event..

Administration

The Compensation Committee of the Board of Directors of the Company (the “Committee”) will have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of this Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not and to what extent the Stock Units have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the grantee, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.

Data Privacy

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Stock Unit grant materials by and among, as applicable, the Company, the Employer or any other subsidiaries or corporate affiliates of the Company for the exclusive purpose of implementing, administering and managing your Award.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing your Award.

You understand that Data will be transferred to E*TRADE Financial Corporate Services, Inc. (“E*TRADE”) or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of your Award. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, E*TRADE and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing your Award to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your Award. You understand that Data will be held only as long as is necessary to implement, administer and manage your Award. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your Service relationship and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant, administer or maintain your Award. Therefore, you understand that refusing or withdrawing your consent may affect your ability to benefit from your Award. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

STOCK UNIT AGREEMENT

Restrictions on Resale

You agree not to sell any Shares at a time when applicable securities laws, the Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Insider Trading Restrictions and Market Abuse Laws

You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

Adjustments, Dissolutions and Mergers

In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than shares in an amount that has a material effect on the price of the Stock, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate and equitable adjustments in the number of Stock Units included in your grant that have not yet been settled.

To the extent not previously settled, your Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

In the event that the Company is a party to a merger or other reorganization, outstanding Stock Units shall be subject to the agreement of merger or reorganization. Subject to compliance with Section 409A of the U.S. Internal Revenue Code of 1986, such agreement shall provide for:

(1)     The continuation of your outstanding Stock Units by the Company, if the Company is a surviving corporation;

(2)     The assumption of your outstanding Stock Units by the surviving corporation or its parent or subsidiary;

(3)     The substitution by the surviving corporation or its parent or subsidiary of its own awards for your outstanding Stock Units;

(4)     Full exercisability or vesting and accelerated expiration of your outstanding Stock Units; or

(5)     Settlement of the intrinsic value (subject to any escrow/indemnification) of your outstanding Stock Units in cash and/or property (including cash and/or property that may be subject to continued vesting consistent with the vesting conditions hereof) followed by cancellation of such Stock Units. For avoidance of doubt, the value of any property provided in settlement of your Stock Units, shall be determined by the Committee and, to extent permitted under Section 409A of the Code, the settlement of your Stock Units may provide for payment to be made on a delayed basis and/or contingent basis in recognition of and a reflection of escrows, earn-outs, or other limitations, conditions, contingencies or holdbacks applicable to holders of Stock in connection with the merger or reorganization.

Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to the Award. The grant of the Award shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

STOCK UNIT AGREEMENT

Nature of Grant

In accepting the Award, you acknowledge, understand and agree that: (a) the Agreement is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by its terms; (b) the grant of the Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of stock units, or benefits in lieu of stock units, even if stock units have been granted in the past; (c) all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company; (d) the Award shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any or any subsidiary or corporate affiliate of the Company, and shall not interfere with the ability of the Company, the Employer or any other subsidiary or corporate affiliate of the Company, as applicable, to terminate your employment or service relationship (if any); (e) the Award and any Shares acquired under the Agreement are not intended to replace any pension rights or compensation; (f) the Award and any Shares acquired under the Agreement and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; (g) the future value of the Shares underlying the Stock Units is unknown, indeterminable, and cannot be predicted with certainty; (h) no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Units resulting from your ceasing to provide Services to the Company or Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your service or employment agreement, if any), and in consideration of the grant of the Stock Units to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any of its subsidiaries or corporate affiliates, waive your ability, if any, to bring any such claim, and release the Company, its subsidiaries or corporate affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by entering into this Agreement, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; (i) unless otherwise provided in the Adjustments, Dissolutions and Mergers Section of this Agreement or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and (j) the following provisions apply only if you are providing Services outside the United States: (1) the Stock Units and the Shares subject to the Stock Units are not part of normal or expected compensation or salary for any purpose; (2) you acknowledge and agree that neither the Company, nor Employer shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Stock Units or of any amounts due to you pursuant to the vesting of the Stock Units or the subsequent sale of any Shares acquired upon vesting.

Successors and Assigns

Except as otherwise provided in this Agreement, every term of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your Stock Units, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your Stock Units.

Compliance with Law

Notwithstanding any other provision of this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon vesting of the Stock Units prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company shall have unilateral authority to amend the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

STOCK UNIT AGREEMENT

Notice

Any notice to be given under the terms of this Agreement (i) to the Company will be addressed to the Company, in care of its Stock Plan Administrator at Inphi Corporation, 2953 Bunker Hill Lane, Suite 300, Santa Clara, California 95054, U.S.A., and (ii) to you will be addressed to you at the address last known in the Company’s records. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following mailing with postage and fees prepaid.

Electronic Delivery and Acceptance

The Company may, in its sole discretion, decide to deliver any documents related to the Award by electronic means. You hereby consent to receive such documents by electronic delivery and agree to manage your Award through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Language

If you have received this Agreement or any other document related to the Stock Units translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Severability

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

International Appendix

Notwithstanding any provisions in this Agreement, the Award shall be subject to any special terms and conditions set forth in Appendix C for your country. Moreover, if you relocate to one of the countries included in Appendix C, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix C constitutes part of this Agreement.

Imposition of Other Requirements

The Company reserves the right to impose other requirements on your Award, on the Stock Units and on any Shares issuable upon vesting of the Stock Units, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Waiver

You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other grantee entering into a similar agreement with the Company.

Applicable Law and Choice of Venue

This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions). For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

STOCK UNIT AGREEMENT

Miscellaneous

This Agreement constitutes the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of any other documents previously communicated on the same subject matter, the provisions of this Agreement will govern. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under this Agreement, this Agreement may be amended only by another written agreement, signed by both the Company and yourself.

BY SIGNING THE NOTICE TO WHICH THIS AGREEMENT IS AN APPENDIX, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE.

STOCK UNIT AGREEMENT

APPENDIX C

INPHI CORPORATION
STOCK UNIT AGREEMENT

INTERNATIONAL TERMS AND CONDITIONS

Any capitalized term used in this Appendix without definition shall have the meaning ascribed to it in the Agreement or the Notice, as applicable.

Terms and Conditions

You understand that this Appendix includes special terms and conditions applicable to you if you reside and/or work in one of the countries below. If you are a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which you are currently residing and/or working, or if you relocate to another country after the Date of Grant, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply. Unless otherwise stated, these terms and conditions are in addition to those set forth in the Agreement.

Notifications

You further understand that this Appendix also includes information relating to exchange control and other issues of which you should be aware with respect to your Award. The information is based on the laws in effect in the respective countries as of November 2016. Such laws are often complex and change frequently. As a result, you understand that the Company strongly recommends that you not rely on the information herein as the only source of information relating to the consequences of your Award because the information may be out of date at the time that you vest in your Stock Units or sell Shares obtained under the Award.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, you understand that if you are a citizen or resident of a country other than the one in which you are currently working and/or residing, relocate to another country after the Date of Grant, or are considered a resident of another country for local law purposes, the information contained herein may not apply to you.

ARGENTINA

Terms and Conditions

Labor Acknowledgement. This provision supplements the Nature of Grant section of the Agreement:

By accepting the Award, you acknowledge and agree that the grant of the Stock Units is made by the Company (not by the Employer) in its sole discretion and that the value of the Stock Units or any Shares acquired pursuant to the Stock Units shall not constitute salary or wages for any purpose under Argentine labor law, including, but not limited to, the calculation of (i) any labor benefits including, without limitation, vacation pay, thirteenth month salary, compensation in lieu of notice, annual bonus, disability, and leave of absence payments, etc., or (ii) any termination or severance indemnities or similar payments. If, notwithstanding the foregoing, the Stock Units are considered as salary or wages for any purpose under Argentine labor law, you acknowledge and agree that such benefits shall not accrue more frequently than on each vesting date.

Notifications

Securities Law Information. Neither the Stock Units nor the Shares subject to the Stock Units are publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.

STOCK UNIT AGREEMENT

Exchange Control Information. Certain restrictions and requirements may apply if and when you transfer proceeds from the sale of Shares or any cash dividends paid with respect to such Shares into Argentina.

You are solely responsible for complying with the exchange control rules that may apply. Prior to transferring proceeds into Argentina, you should consult your local bank and/or personal legal advisor to confirm the applicable requirements. You should note that the interpretations of the applicable Argentine Central Bank regulations vary by bank and that exchange control rules and regulations are subject to change without notice.

Foreign Asset/Account Reporting Information. You must report any Shares acquired pursuant to the Stock Units and held by you on December 31 of each year on your annual tax return for that year.

CANADA

Terms and Conditions

Settlement of Stock Units. This provision supplements the Settlement of Stock Units section of the Agreement:

The grant of this Award does not provide any right for you to receive a cash payment and the Stock Units are payable in Shares only.

Forfeiture. This provision supplements the Forfeiture section of the Agreement:

If your Service terminates for any reason (whether or not in breach of local labor laws), your right to vest in the Stock Units, if any, will terminate effective as of the date that is the earliest of (1) the date your Service with the Employer terminates, (2) the date you receive notice of termination from the Employer, or (3) the date you are no longer actively providing Services, regardless of any notice period or period of pay in lieu of such notice required under the laws (including, but not limited to statutory law, regulatory law and/or common law) in the jurisdiction where you are employed or providing Services or the terms of your employment or service contract, if any; the Committee shall have the discretion to determine when you are no longer actively providing Services for purposes of your Award (including whether you may still be considered to be providing Services while on a leave of absence).

The following terms and conditions will apply if you are a resident of Quebec:

French Language Provision. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la convention.

Data Privacy. This provision supplements the Data Privacy section of the Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Award. You further authorize the Company, the Employer and/or any other Employer to disclose and discuss such information with their advisors. You further authorize the Company, the Employer and/or any other Employer to record such information and to keep such information in your employment file.

Notifications

Securities Law Information. You are permitted to sell Shares obtained under the Award through E*TRADE or any other designated broker appointed by the Company, if any, provided the resale of Shares acquired under the Award takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed.

STOCK UNIT AGREEMENT

Foreign Asset/Account Reporting Information. If the total value of your foreign property (including cash held outside of Canada or Shares obtained under the Award) exceeds C$100,000 at any time during the year, you must report all of your foreign property on Form T1135 (Foreign Income Verification Statement) by April 30 of the following year. The Stock Units must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because of other foreign property you hold. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would normally equal the fair market value of the Shares at vesting, but if you own other shares, this ACB may have to be averaged with the ACB of the other shares. You should consult with your personal tax advisor to determine the reporting requirements.

JAPAN

Notifications

Exchange Control Information. If you acquire Shares valued at more than ¥100,000,000 in a single transaction, you must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days after you receive the Shares.

Foreign Asset/Account Reporting Information. You will be required to report details of any assets held outside of Japan as of December 31 (including any Shares), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. You should consult with your personal tax advisor as to whether the reporting obligation applies to you and whether you will be required to report details of your outstanding Stock Units, as well as the Shares, in the report.

STOCK UNIT AGREEMENT